EXHIBIT 10.1

AMENDMENT NO. 3 TO THE HOMEBANC CORP. 2004 DIRECTOR COMPENSATION PLAN

This Amendment No. 3 to the HomeBanc Corp. 2004 Director Compensation Plan (the “Plan”) is made and entered into as of this 1st day of May, 2006, by HomeBanc Corp. (the “Company”).

Pursuant to a resolution of the Board of Directors of the Company, in accordance with Article 7 of the Plan, the Plan is hereby amended as follows:

1.	By deleting “$10,000” in the line in the table in Section 5.2 with respect to the Supplemental Annual Retainer payable to the Presiding/Lead Director and replacing it with “$25,000”.

2.	Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect as prior to this amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

HOMEBANC CORP. By: /s/ CHARLES W. MCGUIRE Name: Charles W. McGuire Title: Executive Vice President, General Counsel and Secretary